Exhibit 99.1

LIBERTY MEDIA CORPORATION REPORTS

FIRST QUARTER 2021 FINANCIAL RESULTS

Englewood, Colorado, May 7, 2021- Liberty Media Corporation ("Liberty Media" or “Liberty”) (NASDAQ: LSXMA, LSXMB, LSXMK, FWONA, FWONK, BATRA, BATRK) today reported first quarter 2021 results. Headlines include(1):

●	Attributed to Liberty SiriusXM Group
o	SiriusXM reported first quarter 2021 financial results
◾	First quarter revenue of $2.06 billion; an increase of 5% from prior year period
◾	First quarter net income of $219 million; diluted EPS of $0.05, or $0.07, excluding one-time items
◾	Adjusted EBITDA(2) of $682 million in the first quarter, up 7% from prior year period
◾	SiriusXM self-pay net subscriber additions of 126,000, an increase of 83% year-over-year
◾	SiriusXM reiterated 2021 financial and subscriber guidance
o	Liberty Media’s ownership of SiriusXM stood at 77.3% as of April 26th
o	From February 1st through April 30th, Liberty repurchased 2.6 million LSXMA/K shares at an average price per share of $44.70 for total cash consideration of $114 million
●	Attributed to Formula One Group
o	Announced 10-year agreement to host Miami Grand Prix beginning 2022
o	Secured three-year extension for Japanese Grand Prix and two-year extension for Canada Grand Prix
o	FIA, F1 and teams unanimously approved adoption of new Sprint Qualifying at three Grands Prix during 2021 season
o	Renewed multi-year global partnership with DHL as Official Logistics Partner of F1
●	Attributed to Braves Group
o	Braves expanded capacity at Truist Park to 100% beginning May 7th

●	Liberty Media published disclosure aligned with Sustainability Accounting Standards Board (“SASB”) standards

“SiriusXM started the year off strong with growing trial starts and impressively low churn.  They continued to repurchase stock and Liberty’s ownership is now over 77%,” said Greg Maffei, Liberty President and CEO.  “Formula 1 continues to be nimble in managing its 23-race calendar and has produced some phenomenal racing. The Braves plan to expand to 100% capacity at Truist Park today and are contending in the competitive NL East.”

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months ended March 31, 2021 to the same period in 2020.

LIBERTY SIRIUSXM GROUP – The following table provides the financial results attributed to Liberty SiriusXM Group for the first quarter of 2021. In the first quarter, approximately $7 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Liberty SiriusXM Group.

	1Q20	1Q21	% Change

	amounts in millions
Liberty SiriusXM Group
Revenue
SiriusXM	$1,952	$2,058	5%
Total Liberty SiriusXM Group	$1,952	$2,058	5%
Operating Income (Loss)
SiriusXM	451	237	(47)%
Corporate and other	(9)	(8)	11%
Total Liberty SiriusXM Group	$442	$229	(48)%
Adjusted OIBDA
SiriusXM	639	682	7%
Corporate and other	(7)	(5)	29%
Total Liberty SiriusXM Group	$632	$677	7%

SiriusXM is a separate publicly traded company and additional information about SiriusXM can be obtained through its website and filings with the Securities and Exchange Commission.  SiriusXM reported its stand-alone first quarter results on April 28, 2021.  For additional detail on SiriusXM’s financial results for the first quarter, please see SiriusXM’s earnings release posted to its Investor Relations website. For presentation purposes on page one of this release, we include the results of SiriusXM, as reported by SiriusXM, without regard to the purchase accounting adjustments applied by us for purposes of our financial statements. Liberty Media believes the presentation of financial results as reported by SiriusXM is useful to investors as the comparability of those results is best understood in the context of SiriusXM's historical financial presentation.

The businesses and assets attributed to Liberty SiriusXM Group consist primarily of Liberty Media’s interests in SiriusXM, which includes its subsidiary Pandora, and Live Nation.

FORMULA ONE GROUP – The following table provides the financial results attributed to the Formula One Group for the first quarter of 2021. In the first quarter, the Formula One Group incurred approximately $11 million of corporate level selling, general and administrative expense (including stock-based compensation expense).

“The competition on the track has been fierce and sets Formula 1 up for an exciting season,” said Stefano Domenicali, Formula 1 President and CEO. “We are thrilled to welcome Miami to the calendar in 2022, which will attract fans from across the Americas. Additionally, we extended our agreements to race in Japan and Canada, furthering our commitment to grow F1 in these regions. Drive to Survive continues to grow in popularity and we welcome the engagement with new fans.”

	1Q20	1Q21

	amounts in millions
Formula One Group
Revenue
Formula 1	$39	$180
Total Formula One Group	$39	$180
Operating Loss
Formula 1	$(137)	$(33)
Corporate and other	(15)	(14)
Total Formula One Group	$(152)	$(47)
Adjusted OIBDA
Formula 1	$(32)	$66
Corporate and other	(10)	(7)
Total Formula One Group	$(42)	$59

The following table provides the operating results of Formula 1 (“F1”).

F1 Operating Results

	1Q20	1Q21	% Change

	amounts in millions
Primary Formula 1 revenue	$17	$159	835%
Other Formula 1 revenue	22	21	(5)%
Total Formula 1 revenue	$39	$180	362%
Operating expenses (excluding stock-based compensation included below):
Team payments	—	(44)	NM
Other cost of Formula 1 revenue	(43)	(40)	7%
Cost of Formula 1 revenue	$(43)	$(84)	(95)%
Selling, general and administrative expenses	(28)	(30)	(7)%
Adjusted OIBDA	$(32)	$66	NM
Stock-based compensation	(4)	(3)	25%
Depreciation and Amortization	(101)	(96)	5%
Operating loss	$(137)	$(33)	76%

Number of races in period	—	1

Primary F1 revenue represents the majority of F1’s revenue and is derived from (i) race promotion revenue, (ii) media rights fees (formerly referred to as broadcasting fees) and (iii) sponsorship fees.

During the three months ended March 31, 2021, F1 began reclassifying certain components previously reported in Other F1 revenue into Primary F1 revenue to better align with the way it currently evaluates the business. In addition, broadcasting revenue was renamed media rights revenue. The more significant components that were reclassified into Primary F1 revenue include fees for F1 TV subscriptions, fees for licensing commercial rights for Formula 2 and Formula 3 races, fees for the origination and support of program footage, fees for broadcast rights for Formula 2 and Formula 3 races and fees for advertising rights on Formula 1’s digital platforms. Following the reclassification, Other F1 revenue is primarily comprised of freight and hospitality revenue. $4 million of Other F1 revenue was reclassified as Primary F1 revenue for the three months ended March 31, 2020 to conform to the current period presentation. The impact of the revenue reclassification for the years ended December 31, 2019 and 2020 can be found in Schedule 3 of this press release.

There was one race held in the first quarter of 2021, compared to no races held in the first quarter of 2020 due to the onset of the COVID-19 pandemic. Fan attendance continues to be assessed by relevant government authorities on a race-by-race basis. While decisions are pending for most events, Formula 1 expects fans to be in attendance in varying capacities at certain events in the first half of the 2021 season, with increasing numbers of fans at events as the season progresses.

Primary F1 revenue increased in the first quarter with growth in race promotion, media rights and sponsorship fees. This was primarily due to the recognition of race specific and season-based income with one race held in the first quarter of 2021 compared to no races in the prior year period. In addition, race promotion revenue in the first quarter of 2021 included proceeds from a one-time settlement related to the cancellation of a race originally scheduled to commence in 2020. Media rights fees also benefited from growth in F1 TV subscription revenue.

Other F1 revenue decreased in the first quarter due to lower freight and logistics revenue, partially offset by higher licensing income. Freight and logistics services were provided in 2020 for the Australia Grand Prix, despite the ultimate cancellation of the race, and the associated revenue in 2020 was higher than the freight and logistics revenue associated with the Bahrain Grand Prix held in the first quarter of 2021.

Operating loss decreased and adjusted OIBDA(2) increased in the first quarter. Cost of F1 revenue increased primarily due to the recognition of team payments in the first quarter, as such payments are recognized pro rata with the race calendar and no races were held in the prior year period.  Other cost of F1 revenue is largely variable in nature and mostly relates to revenue opportunities. These costs decreased modestly in the first quarter driven by lower freight and digital media product development costs, partially offset by the proportionate recognition of a full year of FIA fees, higher technical costs and elevated event costs driven by ongoing COVID-related protocols. Selling, general and administrative expense increased due to higher personnel cost as no bonus was accrued in the prior year period.

The Liberty SiriusXM Group holds an approximate 2.2% intergroup interest (5.3 million notional shares) in the Formula One Group as of April 30, 2021. These shares are not included in the outstanding share count of Formula One Group in Liberty Media’s most recent Form 10-Q. Assuming the issuance of the shares underlying this intergroup interest, the Formula One Group outstanding share count as of April 30, 2021 would have been 237 million.

The businesses and assets attributed to the Formula One Group consist of Liberty Media’s subsidiary F1, its interest in Liberty Media Acquisition Corporation, other minority investments, including AT&T, and an inter-group interest in the Braves Group.

BRAVES GROUP - The following table provides the financial results attributed to the Braves Group for the first quarter of 2021. In the first quarter, approximately $3 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Braves Group.

	1Q20	1Q21

	amounts in millions
Braves Group
Revenue
Corporate and other	$22	$16
Operating Loss
Corporate and other	$(44)	$(40)
Adjusted OIBDA
Corporate and other	$(26)	$(22)

The following table provides the operating results of Braves Holdings, LLC (“Braves”).

	1Q20	1Q21	% Change

	amounts in millions
Baseball revenue	$12	$7	(42)%
Development revenue	10	9	(10)%
Total revenue	22	16	(27)%
Operating expenses (excluding stock-based compensation included below):
Other operating expenses	(29)	(20)	31%
Selling, general and administrative expenses	(18)	(16)	11%
Adjusted OIBDA	$(25)	$(20)	20%
Stock-based compensation	(3)	(2)	33%
Depreciation and Amortization	(15)	(15)	—%
Operating loss	$(43)	$(37)	14%

Number of home games in period	—	—

Baseball revenue is comprised of (i) ballpark operations (ticket sales, concessions, corporate sales, retail, suites, premium seat fees and postseason), (ii) local broadcast rights and (iii) national broadcast rights, licensing and other shared MLB revenue streams. Development revenue is derived from the Battery Atlanta mixed-use facilities and primarily includes rental income.

In the first quarter, the Braves operated their spring training facility with fans in attendance at 25% capacity. The 2021 regular season began with fans in attendance at 33% capacity for the first home game beginning April 9th, which increased to 50% capacity beginning April 23rd and will further expand to 100% capacity beginning May 7th.

Baseball revenue decreased in the first quarter due to reduced capacity at spring training games and fewer special events held at the ballpark and spring training facility compared to the prior year. The decrease in development revenue was primarily driven by reduced variable rent for certain retail tenants at the mixed-use development, partially offset by increases in rental income from new lease commencements.

Operating loss and adjusted OIBDA loss improved in the first quarter. The revenue decline was more than offset by lower operating expense from reduced capacity at spring training games, personnel costs, scouting related expenses and minor league expenses as a result of the delay of the start of the minor league season. Selling, general and administrative expense decreased due to lower marketing expense and other cost reduction initiatives.

The Formula One Group holds an approximate 11.1% intergroup interest (6.8 million notional shares) and the Liberty SiriusXM Group holds an approximate 3.7% intergroup interest (2.3 million notional shares) in the Braves Group as of April 30, 2021. These shares are not included in the outstanding share count of the Braves Group in Liberty Media’s most recent Form 10-Q. Assuming the issuance of the shares underlying these intergroup interests, the Braves Group outstanding share count as of April 30, 2021 would have been 61 million.

The businesses and assets attributed to the Braves Group consist primarily of Liberty Media’s subsidiary the Braves, which indirectly owns the Atlanta Braves Major League Baseball Club, three Professional Development League clubs, GCL Braves and certain assets and liabilities associated with the Braves’ ballpark and mixed-use development project.

Share Repurchases

From February 1, 2021 through April 30, 2021, Liberty SiriusXM Group repurchased approximately 1.7 million Series C Liberty SiriusXM shares (Nasdaq: LSXMK) at an average cost per share of $44.40 for total cash consideration of $74 million and repurchased approximately 878 thousand Series A Liberty SiriusXM shares (Nasdaq: LSXMA) at an average cost per share of $45.26 for total cash consideration of $40 million.

The total remaining repurchase authorization for Liberty Media as of May 1, 2021 is $907 million and can be applied to repurchases of Series A and Series C shares of any of the Liberty Media Corporation tracking stocks.

FOOTNOTES

1)	Liberty Media's President and CEO, Greg Maffei, will discuss these headlines and other matters on Liberty Media's earnings conference call that will begin at 10:00 a.m. (E.D.T.) on May 7, 2021. For information regarding how to access the call, please see “Important Notice” later in this document.
2)	For definitions of Adjusted OIBDA (as defined by Liberty Media) and adjusted EBITDA (as defined by SiriusXM) and applicable reconciliations see the accompanying schedules.

NOTES

The following financial information with respect to Liberty Media's equity affiliates and available for sale securities is intended to supplement Liberty Media's condensed consolidated balance sheet and statement of operations to be included in its Form 10-Q for the period ended March 31, 2021.

Fair Value of Corporate Public Holdings

(amounts in millions)	12/31/2020	3/31/2021
Liberty SiriusXM Group
Live Nation Investment(a)	$5,118	$5,895
iHeart(b)	91	127
Total Liberty SiriusXM Group(c)	$5,209	$6,022
Formula One Group
Public Holdings(d)	181	239
Total Formula One Group	$181	$239
Braves Group	NA	NA
Total Liberty Media	$5,390	$6,261

a)	Represents the fair value of the equity investment in Live Nation. In accordance with GAAP, Liberty Media accounts for its investment in the equity of Live Nation using the equity method of accounting and includes it in its condensed consolidated balance sheet at $163 million and $60 million as of December 31, 2020 and March 31, 2021, respectively. Includes all shares of Live Nation owned with no adjustment to fair value for the 34.8 million notional shares underlying the call spread held at the Formula One Group, which was valued at approximately $371 million and $384 million as of December 31, 2020 and March 31, 2021, respectively. The call spread was settled in April 2021; see below for additional information.
b)	Includes fair value of iHeart shares and warrants as of December 31, 2020 and iHeart shares as of March 31, 2021, which are included in other long-term assets.
c)	Excludes Braves Group and Formula One Group intergroup interests.
d)	Represents the carrying value of other public holdings that are accounted for at fair value. Excludes Braves Group intergroup interest.

Fair Value of Intergroup Assets and Liabilities

The intergroup interests represent quasi-equity interests which are not represented by outstanding shares of common stock; rather, the Formula One Group and Liberty SiriusXM Group have attributed interests in the Braves Group, which are generally stated in terms of a number of shares of Liberty Braves common stock, and the Liberty SiriusXM Group also has an attributed interest in the Formula One Group, which is generally stated in terms of a number of shares of Liberty Formula One common stock. Each reporting period, the notional shares representing the intergroup interests are marked to fair value. The changes in fair value are recorded in the unrealized gain (loss) on the intergroup interest line item in the unaudited attributed condensed consolidated statements of operations. The intergroup interests will remain outstanding until the redemption of the outstanding interests, at the discretion of Liberty Media’s Board of Directors, through transfer of securities, cash and/or other assets from the Braves Group or Formula One Group, respectively, to the respective tracking stock group.

The Live Nation call spread was issued in connection with the reattribution between Liberty SiriusXM Group and Formula One Group in April 2020.  Formula One Group bought from Liberty SiriusXM Group a European call option on 34.8 million Live Nation shares with a strike price of $36.72 (the “Reattribution Price”).  Simultaneously, Formula One Group sold to Liberty SiriusXM Group a European call option on 34.8 million Live Nation shares with a strike price of $47.74, a 30% premium to the Reattribution Price. The call spread is included within Other Current Assets and Other Current Liabilities on Liberty Media’s unaudited attributed condensed consolidated balance sheet as of March 31, 2021.

In April 2021, Liberty SiriusXM Group paid $384 million to Formula One Group to settle its obligation under the call spread with respect to the shares of Live Nation.

	Attributed
	as of March 31, 2021
	Liberty				Formula
	SiriusXM		Braves		One
	Group		Group		Group

(amounts in millions)	Notional Shares	Value	Notional Shares	Value	Notional Shares	Value
Braves Group intergroup interests	2.3	$65	(9.1)	$(254)	6.8	$189
Formula One Group intergroup interest	5.3	$202			(5.3)	$(202)
Live Nation call spread	(34.8)	$(384)			34.8	$384

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	12/31/2020	3/31/2021
Cash, Cash Equivalents and Restricted Cash Attributable to:
Liberty SiriusXM Group(a)(b)	$1,008	$1,038
Formula One Group(c)	1,684	1,783
Braves Group(b)	185	218
Total Consolidated Cash, Cash Equivalents and Restricted Cash (GAAP)	$2,877	$3,039

Debt:
SiriusXM senior notes(d)	$7,750	$7,750
Pandora convertible senior notes	193	193
1.375% cash convertible notes due 2023(e)	1,000	1,000
2.125% SiriusXM exchangeable senior debentures due 2048(e)	400	400
2.25% Live Nation exchangeable senior debentures due 2048(e)	385	385
2.75% SiriusXM exchangeable senior debentures due 2049(e)	604	604
0.5% Live Nation exchangeable senior debentures due 2050(e)	920	920
SiriusXM margin loan	750	875
Live Nation margin loan	—	—
Other subsidiary debt(f)	649	1,023
Total Attributed Liberty SiriusXM Group Debt	$12,651	$13,150
Unamortized discount, fair market value adjustment and deferred loan costs	349	533
Total Attributed Liberty SiriusXM Group Debt (GAAP)	$13,000	$13,683

1% cash convertible notes due 2023(e)	450	450
2.25% AT&T exchangeable senior debentures due 2046(e)	203	201
Formula 1 term loan and revolving credit facility	2,902	2,902
Other corporate level debt	74	73
Total Attributed Formula One Group Debt	$3,629	$3,626
Fair market value adjustment and deferred loan costs	130	127
Total Attributed Formula One Group Debt (GAAP)	$3,759	$3,753

Atlanta Braves debt	674	676
Total Attributed Braves Group Debt	$674	$676
Deferred loan costs	(4)	(4)
Total Attributed Braves Group Debt (GAAP)	$670	$672

Total Liberty Media Corporation Debt (GAAP)	$17,429	$18,108

a)	Includes $83 million and $67 million of cash, liquid investments and restricted cash held at SiriusXM as of December 31, 2020 and March 31, 2021, respectively.
b)	Includes restricted cash held in reserves pursuant to the terms of various financial obligations.
c)	Includes $265 million and $429 million of cash and liquid investments held at Formula 1 as of December 31, 2020 and March 31, 2021, respectively.
d)	Outstanding principal amount of Senior Notes with no reduction for the net unamortized discount.
e)	Face amount of the cash convertible notes and exchangeable debentures with no fair market value adjustment.
f)	Includes SiriusXM revolving credit facility.

Liberty Media, SiriusXM, Formula 1 and Braves Holdings are in compliance with their debt covenants as of March 31, 2021.

Total cash, liquid investments and restricted cash attributed to Liberty SiriusXM Group increased $30 million in the first quarter. Cash from operations at SiriusXM and additional borrowings were partially offset by capital expenditures and return of capital at both SiriusXM and Liberty SiriusXM. Included in the cash, liquid investments and restricted cash balance attributed to Liberty SiriusXM Group at March 31, 2021 is $67 million held at SiriusXM.  Although SiriusXM is a consolidated subsidiary, it is a separate public company with a significant non-controlling interest, therefore Liberty Media does not have unfettered access to SiriusXM’s cash balances.  Liberty SiriusXM Group received $46 million of dividends from SiriusXM during the quarter.

Total debt attributed to Liberty SiriusXM Group increased $499 million during the quarter driven by drawdowns on SiriusXM’s revolving credit facility and additional borrowing under Liberty’s SiriusXM margin loan.

Total cash and liquid investments attributed to the Formula One Group increased $99 million during the quarter primarily due to cash from operations at F1. Total debt at Formula One Group was flat in the quarter.

Total cash, liquid investments and restricted cash attributed to the Braves Group increased $33 million during the quarter driven by cash from operations partially offset by capital expenditures related to the mixed-use development. Total debt attributed to the Braves Group was relatively flat in the quarter as increased borrowing to fund the mixed-use development was offset by partial repayment of Braves ballpark debt. The second phase of the Battery Atlanta mixed-use development is currently on-time and on-budget. It is expected to cost approximately $200 million, of which the Braves and affiliated entities have already funded approximately $55 million in equity and $95 million in debt, with approximately $50 million incremental debt funding remaining.

Important Notice: Liberty Media Corporation (Nasdaq: LSXMA, LSXMB, LSXMK, FWONA, FWONK, BATRA, BATRK) President and CEO, Greg Maffei, will discuss Liberty Media's earnings release on a conference call which will begin at 10:00 a.m. (E.D.T.) on May 7, 2021.  The call can be accessed by dialing (888) 204-4368 or (720) 543-0214, passcode 1158515 at least 10 minutes prior to the start time.  The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.libertymedia.com/events.  Links to this press release will also be available on the Liberty Media website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, Formula 1’s race calendar; the impact of COVID-19; plans regarding stock repurchases, future financial performance (including results stemming from current and future performance stemming from COVID-19 impacts), the Battery Atlanta mixed-use development and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, regulatory matters affecting our businesses, the unfavorable outcome of pending or future litigation, the failure to realize benefits of acquisitions, rapid technological and industry change, continued access to capital on terms acceptable to Liberty Media, and changes in law, including consumer protection laws, and their enforcement, and the impact of COVID-19, including on general market conditions and the ability of Formula 1, the Braves and Live Nation to hold live events and fan attendance at such events.  These forward-looking statements speak only as of the date of this press release, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Forms 10-K and 10-Q, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media's business which may affect the statements made in this press release.

Contact: Courtnee Chun (720) 875-5420

LIBERTY MEDIA CORPORATION

BALANCE SHEET INFORMATION

March 31, 2021 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Intergroup	Consolidated
	Group	Group	Group	Eliminations	Liberty

	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$1,030	181	1,783	—	2,994
Trade and other receivables, net	611	25	141	—	777
Other current assets	235	37	544	(384)	432
Total current assets	1,876	243	2,468	(384)	4,203
Intergroup interests	267	—	189	(456)	—
Investments in affiliates, accounted for using the equity method	791	97	55	—	943

Property and equipment, at cost	2,657	994	199	—	3,850
Accumulated depreciation	(1,570)	(192)	(78)	—	(1,840)
	1,087	802	121	—	2,010

Intangible assets not subject to amortization
Goodwill	15,088	180	3,956	—	19,224
FCC licenses	8,600	—	—	—	8,600
Other	1,242	143	—	—	1,385
	24,930	323	3,956	—	29,209
Intangible assets subject to amortization, net	1,418	24	3,790	—	5,232
Other assets	1,405	83	1,422	(42)	2,868
Total assets	$31,774	1,572	12,001	(882)	44,465

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable)	$(22)	(37)	59	—	—
Accounts payable and accrued liabilities	1,114	66	167	—	1,347
Current portion of debt	514	57	207	—	778
Deferred revenue	1,664	127	492	—	2,283
Other current liabilities	467	6	39	(384)	128
Total current liabilities	3,737	219	964	(384)	4,536
Long-term debt	13,169	615	3,546	—	17,330
Deferred income tax liabilities	2,039	46	—	(42)	2,043
Redeemable intergroup interests	—	254	202	(456)	—
Other liabilities	673	204	206	—	1,083
Total liabilities	19,618	1,338	4,918	(882)	24,992
Redeemable noncontrolling interests in equity of subsidiary	—	—	575	—	575
Equity / Attributed net assets	7,934	234	6,502	—	14,670
Noncontrolling interests in equity of subsidiaries	4,222	—	6	—	4,228
Total liabilities and equity	$31,774	1,572	12,001	(882)	44,465

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Three months ended March 31, 2021 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$2,058	—	—	2,058
Formula 1 revenue	—	—	180	180
Other revenue	—	16	—	16
Total revenue	2,058	16	180	2,254
Operating costs and expenses, including stock-based compensation:
Cost of services (exclusive of depreciation shown separately below):
Revenue share and royalties	640	—	—	640
Programming and content(1)	130	—	—	130
Customer service and billing(1)	117	—	—	117
Other(1)	52	—	—	52
Cost of Formula 1 revenue	—	—	84	84
Subscriber acquisition costs	86	—	—	86
Other operating expenses(1)	64	20	—	84
Selling, general and administrative(1)	346	21	43	410
Impairment, restructuring and acquisition costs	245	—	—	245
Depreciation and amortization	149	15	100	264
	1,829	56	227	2,112
Operating income (loss)	229	(40)	(47)	142
Other income (expense):
Interest expense	(120)	(6)	(32)	(158)
Share of earnings (losses) of affiliates, net	(113)	3	15	(95)
Realized and unrealized gains (losses) on financial instruments, net	(86)	2	35	(49)
Unrealized gains (losses) on intergroup interests	10	(28)	18	—
Other, net	11	(1)	5	15
	(298)	(30)	41	(287)
Earnings (loss) from continuing operations before income taxes	(69)	(70)	(6)	(145)
Income tax (expense) benefit	107	11	13	131
Net earnings (loss)	38	(59)	7	(14)
Less net earnings (loss) attributable to the noncontrolling interests	49	—	—	49
Less net earnings (loss) attributable to redeemable noncontrolling interest	—	—	53	53
Net earnings (loss) attributable to Liberty stockholders	$(11)	(59)	(46)	(116)

(1) Includes stock-based compensation expense as follows:
Programming and content	8	—	—	8
Customer service and billing	1	—	—	1
Other	1	—	—	1
Other operating expenses	10	—	—	10
Selling, general and administrative	34	3	6	43
Stock compensation expense	$54	3	6	63

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Three months ended March 31, 2020 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$1,952	—	—	1,952
Formula 1 revenue	—	—	39	39
Other revenue	—	22	—	22
Total revenue	1,952	22	39	2,013
Operating costs and expenses, including stock-based compensation:
Cost of services (exclusive of depreciation shown separately below):
Revenue share and royalties	570	—	—	570
Programming and content(1)	118	—	—	118
Customer service and billing(1)	118	—	—	118
Other(1)	44	—	—	44
Cost of Formula 1 revenue	—	—	43	43
Subscriber acquisition costs	99	—	—	99
Other operating expenses(1)	71	29	—	100
Selling, general and administrative(1)	342	22	44	408
Depreciation and amortization	148	15	104	267
	1,510	66	191	1,767
Operating income (loss)	442	(44)	(152)	246
Other income (expense):
Interest expense	(111)	(7)	(46)	(164)
Share of earnings (losses) of affiliates, net	(2)	4	(64)	(62)
Realized and unrealized gains (losses) on financial instruments, net	(5)	(9)	15	1
Unrealized gains (losses) on intergroup interests	31	95	(126)	—
Other, net	13	(1)	5	17
	(74)	82	(216)	(208)
Earnings (loss) from continuing operations before income taxes	368	38	(368)	38
Income tax (expense) benefit	(76)	15	25	(36)
Net earnings (loss)	292	53	(343)	2
Less net earnings (loss) attributable to the noncontrolling interests	78	—	—	78
Net earnings (loss) attributable to Liberty stockholders	$214	53	(343)	(76)

(1) Includes stock-based compensation expense as follows:
Programming and content	8	—	—	8
Customer service and billing	2	—	—	2
Other	1	—	—	1
Other operating expenses	11	—	—	11
Selling, general and administrative	36	3	6	45
Stock compensation expense	$58	3	6	67

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Three months ended March 31, 2021 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$38	(59)	7	(14)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	149	15	100	264
Stock-based compensation	54	3	6	63
Impairment, restructuring and acquisition costs	245	—	—	245
Share of (earnings) loss of affiliates, net	113	(3)	(15)	95
Unrealized (gains) losses on intergroup interests, net	(10)	28	(18)	—
Realized and unrealized (gains) losses on financial instruments, net	86	(2)	(35)	49
Deferred income tax expense (benefit)	(121)	(7)	(15)	(143)
Intergroup tax allocation	1	(3)	2	—
Other charges (credits), net	(3)	—	2	(1)
Changes in operating assets and liabilities
Current and other assets	58	36	(102)	(8)
Payables and other liabilities	(339)	34	252	(53)
Net cash provided (used) by operating activities	271	42	184	497
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	(5)	—	(53)	(58)
Investment of subsidiary initial public offering proceeds into trust account	—	—	(575)	(575)
Capital expended for property and equipment, including internal-use software and website development	(78)	(10)	(3)	(91)
Other investing activities, net	8	—	—	8
Net cash provided (used) by investing activities	(75)	(10)	(631)	(716)
Cash flows from financing activities:
Borrowings of debt	1,083	8	(1)	1,090
Repayments of debt	(585)	(6)	(2)	(593)
Liberty SiriusXM stock repurchases	(107)	—	—	(107)
Subsidiary shares repurchased by subsidiary	(522)	—	—	(522)
Cash dividends paid by subsidiary	(14)	—	—	(14)
Taxes paid in lieu of shares issued for stock-based compensation	(21)	—	(1)	(22)
Proceeds from initial public offering of subsidiary	—	—	575	575
Other financing activities, net	—	(1)	(23)	(24)
Net cash provided (used) by financing activities	(166)	1	548	383
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	—	—	(2)	(2)
Net increase (decrease) in cash, cash equivalents and restricted cash	30	33	99	162
Cash, cash equivalents and restricted cash at beginning of period	1,008	185	1,684	2,877
Cash, cash equivalents and restricted cash at end of period	$1,038	218	1,783	3,039

Cash and cash equivalents	$1,030	181	1,783	2,994
Restricted cash included in other current assets	—	19	—	19
Restricted cash included in other assets	8	18	—	26
Total cash and cash equivalents and restricted cash at end of period	$1,038	218	1,783	3,039

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Three months ended March 31, 2020 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$292	53	(343)	2
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	148	15	104	267
Stock-based compensation	58	3	6	67
Share of (earnings) loss of affiliates, net	2	(4)	64	62
Unrealized (gains) losses on intergroup interests, net	(31)	(95)	126	—
Realized and unrealized (gains) losses on financial instruments, net	5	9	(15)	(1)
Deferred income tax expense (benefit)	67	(13)	(15)	39
Intergroup tax allocation	1	(2)	1	—
Other charges (credits), net	4	3	3	10
Changes in operating assets and liabilities
Current and other assets	72	19	(125)	(34)
Payables and other liabilities	(214)	29	330	145
Net cash provided (used) by operating activities	404	17	136	557
Cash flows from investing activities:
Investments in equity affiliates and debt and equity securities	(81)	—	(1)	(82)
Return of investment in equity method affiliates	—	—	105	105
Capital expended for property and equipment, including internal-use software and website development	(62)	(24)	(2)	(88)
Other investing activities, net	(1)	—	8	7
Net cash provided (used) by investing activities	(144)	(24)	110	(58)
Cash flows from financing activities:
Borrowings of debt	204	174	475	853
Repayments of debt	(206)	(35)	(131)	(372)
Liberty SiriusXM stock repurchases	(69)	—	(69)	(138)
Subsidiary shares repurchased by subsidiary	(243)	—	—	(243)
Cash dividends paid by subsidiary	(17)	—	—	(17)
Taxes paid in lieu of shares issued for stock-based compensation	(36)	—	(2)	(38)
Other financing activities, net	(2)	(1)	(4)	(7)
Net cash provided (used) by financing activities	(369)	138	269	38
Effect of foreign exchange rates on cash, cash equivalents and restricted cash	—	—	(8)	(8)
Net increase (decrease) in cash, cash equivalents and restricted cash	(109)	131	507	529
Cash, cash equivalents and restricted cash at beginning of period	507	212	587	1,306
Cash, cash equivalents and restricted cash at end of period	$398	343	1,094	1,835

Cash and cash equivalents	$386	321	1094	1801
Restricted cash included in other current assets	—	9	—	9
Restricted cash included in other assets	12	13	—	25
Total cash and cash equivalents and restricted cash at end of period	$398	343	1,094	1,835

NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DISCLOSURES

SCHEDULE 1

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, for the Liberty SiriusXM Group, the Braves Group and the Formula One Group, together with reconciliations to operating income, as determined under GAAP.  Liberty Media defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, separately reported litigation settlements, restructuring, acquisition and other related costs and impairment charges.

Liberty Media believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business’ performance or indicative of ongoing business trends.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because Adjusted OIBDA is used as a measure of operating performance, Liberty Media views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Media's management considers in assessing the results of operations and performance of its assets.

The following table provides a reconciliation of Adjusted OIBDA for Liberty Media to operating income calculated in accordance with GAAP for the three months ended March 31, 2020 and March 31, 2021, respectively.

QUARTERLY SUMMARY

(amounts in millions)	1Q20	1Q21
Liberty SiriusXM Group
Operating Income	$442	$229
Depreciation and amortization	148	149
Stock compensation expense	58	54
Impairment, restructuring and acquisition costs(a)	—	245
Legal Reserves	(16)	—
Adjusted OIBDA	$632	$677

Formula One Group
Operating Income	$(152)	$(47)
Depreciation and amortization	104	100
Stock compensation expense	6	6
Adjusted OIBDA	$(42)	$59

Braves Group
Operating Income	$(44)	$(40)
Depreciation and amortization	15	15
Stock compensation expense	3	3
Adjusted OIBDA	$(26)	$(22)

Liberty Media Corporation (Consolidated)
Operating Income	$246	$142
Depreciation and amortization	267	264
Stock compensation expense	67	63
Impairment, restructuring and acquisition costs(a)	—	245
Legal Reserves	(16)	—
Adjusted OIBDA	$564	$714

(a)	Includes a $220 million impairment to the carrying value of SiriusXM’s SXM-7 satellite after it experienced failures of certain payload units during in-orbit testing, and restructuring costs of $25 million resulting from the termination of SiriusXM’s leased office space during the three months ended March 31, 2021. These charges have been excluded from adjusted OIBDA.

SCHEDULE 2

This press release also includes a presentation of adjusted EBITDA of SiriusXM, which is a non-GAAP financial measure used by SiriusXM, together with a reconciliation to SiriusXM's stand-alone net income, as determined under GAAP.  SiriusXM defines adjusted EBITDA as net income before interest expense, income tax expense and depreciation and amortization. SiriusXM adjusts EBITDA to exclude the impact of other expense (income) as well as certain other charges discussed below. Adjusted EBITDA is a Non-GAAP financial measure that excludes or adjusts for (if applicable): (i) certain adjustments as a result of the purchase price accounting for the XM Merger and the Pandora Acquisition, (ii) share-based payment expense, (iii) impairment, restructuring and acquisition costs, (iv) legal settlements/reserves and (v) other significant operating expense (income) that do not relate to the on-going performance of SiriusXM’s business. SiriusXM believes adjusted EBITDA is a useful measure of the underlying trend of its operating performance, which provides useful information about its business apart from the costs associated with its capital structure and purchase price accounting. SiriusXM believes investors find this Non-GAAP financial measure useful when analyzing past operating performance with current performance and comparing SiriusXM’s operating performance to the performance of other communications, entertainment and media companies. SiriusXM believes investors use adjusted EBITDA to estimate current enterprise value and to make investment decisions. As a result of large capital investments in SiriusXM’s satellite radio system, its results of operations reflect significant charges for depreciation expense. SiriusXM believes the exclusion of share-based payment expense is useful as it is not directly related to the operational conditions of its business. SiriusXM also believes the exclusion of the legal settlements and reserves, impairment, restructuring and acquisition related costs, and loss on extinguishment of debt, to the extent they occur during the period, is useful as they are significant expenses not incurred as part of its normal operations for the period

Adjusted EBITDA has certain limitations in that it does not take into account the impact to SiriusXM’s statements of comprehensive income of certain expenses, including share-based payment expense and certain purchase price accounting for the XM Merger and the Pandora Acquisition.  SiriusXM endeavors to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure. Investors that wish to compare and evaluate operating results after giving effect for these costs, should refer to net income as disclosed in SiriusXM’s unaudited consolidated statements of comprehensive income.  Since adjusted EBITDA is a Non-GAAP financial performance measure, SiriusXM’s calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP.  The reconciliation of net income to the adjusted EBITDA is calculated as follows:

	Unaudited
	For the Three Months Ended
	March 31,
	2020	2021
($ in millions)
Net income:	$293	$219
Add back items excluded from Adjusted EBITDA:
Legal settlements and reserves	(16)	—
Impairment, restructuring and acquisition costs(a)	—	245
Share-based payment expense	55	51
Depreciation and amortization	132	132
Interest expense	99	100
Other income	(4)	(3)
Income tax (benefit) expense	80	(62)
Purchase price accounting adjustments:
Revenues	2	—
Operating expenses	(2)	—
Adjusted EBITDA	$639	$682

(a)	Includes a $220 million impairment to the carrying value of SiriusXM’s SXM-7 satellite after it experienced failures of certain payload units during in-orbit testing, and restructuring costs of $25 million resulting from the termination of SiriusXM’s leased office space during the three months ended March 31, 2021. These charges have been excluded from adjusted OIBDA.

SCHEDULE 3

During the three months ended March 31, 2021, F1 began reclassifying certain components previously reported in Other F1 revenue into Primary F1 revenue to better align with the way it currently evaluates the business. In addition, broadcasting revenue was renamed media rights revenue. The more significant components that were reclassified into Primary F1 revenue include fees for F1 TV subscriptions, fees for licensing commercial rights for Formula 2 and Formula 3 races, fees for the origination and support of program footage, fees for broadcast rights for Formula 2 and Formula 3 races and fees for advertising rights on Formula 1’s digital platforms.

For comparative purposes, the following table provides additional detail on Primary Formula 1 revenue calculated in accordance with the revenue reclassification for the years ended December 31, 2019 and December 31, 2020.

	2019		2020

	amounts in millions
	Previous Reporting	Reclassified	Previous Reporting	Reclassified
Race promotion revenue	$608	$644	$132	$149
Media rights (formerly broadcasting fees)	759	795	636	671
Sponsorship fees	297	311	196	209
Primary Formula 1 revenue	$1,664	$1,750	$964	$1,029
Other Formula 1 revenue	358	272	181	116
Total Formula 1 revenue	$2,022	$2,022	$1,145	$1,145